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                                                                  EXHIBIT 12.01


                   EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)


                                                      THIRD QUARTER             FIRST NINE MONTHS
                                                    2000          1999         2000          1999

Earnings before income taxes                        $145          $49          $375          $149
Add:
      Interest expense                                38           35           105            89
      Rental expense(1)                                6            6            17            17
      Amortization of capitalized interest             3            7             8            16
                                                    ----          ---          ----          ----
Earnings as adjusted                                $192          $97          $505          $271
                                                    ====          ===          ====          ====

Fixed charges:
      Interest expense                              $ 38          $35          $105          $ 89
      Rental expense(1)                                6            6            17            17
      Capitalized interest                            --            2             3            11
                                                    ----          ---          ----          ----
Total fixed charges                                 $ 44          $43          $125          $117
                                                    ====          ===          ====          ====

Ratio of earnings to fixed charges                   4.4x          2.3x         4.0x          2.3x
                                                    ====          ===          ====          ====

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(1)      For all periods presented, interest component of rental expense is estimated to equal one-third of such expense.


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